Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FormulaWon, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on April 24, 2008 (the “Registration Statement”), of our report dated April 23, 2008, relating to the balance sheet of FormulaWon, Inc. as of December 31, 2007, and the related statement of operations, stockholders’ deficit and cash flows for the period from July 19, 2007 (inception) through December 31, 2007, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
April 24, 2008